Exhibit 99.2

American Eagle Outfitters, Inc.

Second Quarter 2016 Earnings

Conference Call Transcript August 17, 2016

Operator: Greetings and welcome to the American Eagle Outfitters Second Quarter 2016 Earnings Conference Call. At this time, all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. If anyone should require Operator assistance during the conference, please press star, zero on your telephone keypad. As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host Ms Judy Meehan, Vice President of Investor Relations. Thank you, Ms Meehan. You may begin.

Judy Meehan – American Eagle Outfitters Inc. – VP, IR: Good morning everyone. Joining me today for our prepared remarks are Jay Schottenstein, Chief Executive Officer; Chad Kessler, Global Brand President of the AE brand; Jen Foyle, Global Brand President of Aerie, and Scott Hurd, Interim Chief Financial Officer. Also joining us for Q&A today is Michael Rempell, Chief Operating Officer.

Before we begin today’s call I need to remind you that we will make certain forward-looking statements. These statements are based upon information that represent the Company’s current expectations or beliefs. The results actually realized may differ materially based on risk factors included in our SEC filings. We also have posted a financial supplement with additional financial details on our website.

Now, I’d like to turn the call over to Jay.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Thanks Judy, and good morning everyone. Business momentum continued into the second quarter, completing a strong first half of 2016. Second quarter revenue grew 3% and EPS increased 35% to $0.23. This marked the eighth consecutive quarter of profit improvement. So far this year, our earnings per share have increased over 40%, a significant increase last year, and while it’s gratifying to demonstrate great progress, we are highly focused on the future and pursuing what we see today as a vast market opportunity for greater customer acquisition, engagement and further profitable growth.

Our goal has been to position our brands for a new retail environment, one that involves broader competition and new ways in which our customer interacts and shops. We believe that we are now out ahead of this profound transformation in our industry and we intend to stay there.

For the past few years we have worked hard but also very strategically. We have lifted our brand above the competition by raising the bar on merchandise innovation and strengthening our customer focus. I also believe we’ve made good investments to support best-in-class technologies and capabilities. We will continue to invest, innovate and lead. We are creating greater differentiation and more compelling over brand experience. Chad, Jen and the team’s excellent work to elevate style, quality and incorporate innovation has been well received. A few examples include our denim and bottom categories where we have led in bringing flex and stretch fabrics to market. We’re also making good progress in other areas including tops, where we also are introducing new fabrics and greater technology.

Our focus on product and brand also dovetailed with improved speed to market and disciplined inventory management. Omnichannel tools continue to enable a more efficient use of inventory and supports strong customer engagement and satisfaction.

Our online business, particularly through the mobile channel, has been exceptionally strong. In fact, our new mobile first website drove a 35% increase in mobile conversion. We continue to see a transition to a multichannel shopper who consistently spends more than a single channel shopper, ensuring we remain ahead of how customers engage with our brands is a top priority.

We also are doing a good job leveraging mall traffic. We are focused on further strengthening store productivity, enhancing the store experience with the right service levels and creating a more compelling environment for customers.

From a financial standpoint, we have our sights firmly focused on continued profitable growth. The foundation of our business is extremely strong. We maintain a healthy balance sheet and we’ll continue to maximize our growth opportunities.

There is significantly more runway for American Eagle which is perfectly positioned for today’s consumer. In a few weeks you’ll be seeing our new marketing platform which I am confident will highlight the brand’s broader appeal.

Aerie continues to demonstrate its extraordinary potential and unique market position. Strong product and authentic marketing such as our recent Share Your Spark campaign are truly resonating with a growing customer base. We remain enthusiastic about the future potential of Tailgate, Todd Snyder and creating new ventures to build success for many years to come.

Thanks and now I’ll turn the call over to Chad.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Thanks Jay. I’m pleased to report that the American Eagle brand delivered another solid quarter in a tough retail landscape. Product leadership and innovation combined with elevated quality and value continue to resonate with our customers.

In the second quarter, our brand comps increased 1% and we delivered a meaningful increase in the year-over-year merchandise margin and profitability. Sales were especially strong online and we continue to see our best customers shopping all channels and spending more. Across the brand we achieved higher selling prices and increased transaction size.

We were impacted by unseasonable weather early in the quarter followed by improved momentum in June and July. Overall, our spring and summer collections were well received. Women’s posted a positive mid single-digit comp with strength across most categories with highlights in denim, shorts, dresses, knit and woven tops. Demand for men’s was not as strong with comps down in the low single digits. We did see good strength in denim, shorts, woven shirts and underwear, although most knit top categories and accessories were below our expectations. The men’s business strengthened as the quarter progressed and we continue to work hard on bringing improved styles and more innovation across the collection.

Our merchandise margin and profitability were nicely positive to last year. Higher realized prices and lower product costs contributed to the favorability. Our sourcing team has done a great job leveraging a positive environment, creating efficiencies to drive our costs down. At the same time, we have delivered better quality and improved speed to market. As we noted on our last call, we expect to achieve sourcing benefits for the balance of the year.

AE’s back to school and fall collections are infused with newness and innovation. Across categories, we believe we’ve captured exciting new trends and styles that are emerging this season. We expanded our signature Denim X and Flex jeans to include new fits, styles and revolutionary 360-degree stretch. Importantly, we’re also leveraging our dominance and leading fits in jeans to extend our franchise across bottoms categories to include pants and shorts. This further builds our competitive advantage and expands the moat around our business. Looking forward, we will continue to raise the bar in product innovation and leadership season-upon-season.

In September, I’m excited to launch our new global brand campaign platform that celebrates young America, their unique voice, individuality and influential perspective. Building off our authentic heritage as America’s favorite jeans brand we will leverage this campaign to capitalize on our current momentum, strengthen the emotional connection with our customer and broaden the appeal of our brand. We see significant market opportunity in today’s retail landscape. We’ll remain focused on leveraging our competitive advantages, driving quality sales and staying focused on our customers to deliver an exceptional brand experience.

Congratulations once again to the entire AE team for another outstanding quarter. Thanks, and now I will turn it over to Jen.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Thanks Chad and good morning everyone. I am thrilled to report that Aerie’s strong momentum has continued with the second quarter marking the fifth consecutive quarter of 20% or better comps and record profitability. In fact, second quarter margin was the highest to date with a comp gain of 24%, we experienced strength across all channels, and we continue to attract new customers to Aerie, growing our active customer base in the mid-teens.

Sales metrics were strong across the board and we saw increased transactions and a higher basket size. We experienced good strength in most categories including intimates, swim, accessories and apparel. Customers are excited by the newness in our business which combines traditional intimates with fun new novelty items and comfortable loungewear. And now, as we enter fall, we look forward to the launch of our new sport and yoga line. We have taken our time and built the foundation for a quality sports-inspired collection and to add to our product offerings.

The digital business has been exceptional and our store base continues to get stronger. We are focusing on creating a better store experience, maintaining higher in-stocks and improving productivity. I’m pleased we will continue to fuel our expansion with approximately 65 locations opening up in the next 18 months, which will include key under-penetrated markets. Aerie’s square footage is expected to grow 32% by the end of fiscal 2017.

I am thrilled with the power of our Aerie Real campaign and the incredible momentum behind our body positivity movement. With each new season, we build on our message and through social media we stay highly engaged with our customers. I know I speak for the entire Aerie team that our customer feedback has been the most gratifying and uplifting experience.

Aerie is in the very early stages of a remarkable growth plan. We have seemingly endless opportunity, we’re excited about the future and yet we’re laser-focused and grounded on today. We will continue to challenge ourselves to deliver great new product, innovate categories and expand our collection, and we will engage with our customer on her terms, in a real and authentic way.

Thanks to the team for their unwavering commitment and outstanding execution. With that, I’ll turn it over to Scott.

Scott Hurd – American Eagle Outfitters, Inc. – Interim Chief Financial Officer: Thanks, Jen. Good morning everyone. We delivered positive momentum in the second quarter, achieving sequential growth and building on the improvements from last year. Top line growth, strong merchandise profitability combined with controlled expenses drove a 35% increase in second quarter earnings. To demonstrate our strong profit flow-through, we generated $25 million of incremental revenue and $16 million of incremental operating profit.

Now looking more closely at the details of the quarter, total revenue increased 8% to $823 million from $797 million last year. Consolidated comparable sales increased 3%. This follows a 11% comparable sales increase in the second quarter last year. Additional sales information can be found on Page 5 of the presentation. This quarter by brand, AE comps were up 1% and Aerie comps increased 24%. Consolidated comps were driven by a mid-single digit increase in the average transaction value due to a low single digit increase in the average unit retail price and higher units per transaction. We achieved high quality sales strategically using promotions that delivered top line growth and an increase in margin.

Total gross profit increased 8% to $307 million from $285 million last year. The gross margin rose 160 basis points to a rate of 37.3% of revenue. Our merchandise margin expanded by 190 basis points due to lower costs and higher realized selling prices. Buying, occupancy and warehousing deleveraged 30 basis points primarily due to increased delivery costs related to the growth in our digital business.

SG&A dollars increased 2% to $200 million. Planned investments in advertising and strategic initiatives, along with increases in variable selling expenses were partially offset by good expense management. As a rate to revenue, SG&A improved 20 basis points to 24.7% from 24.5% last year. Depreciation and amortization increased to $39 million and deleveraged 20 basis points to 4.7% as a rate for revenue.

Operating income rose 29% to $69 million from $53 million last year, and operating margin expanded by 160 basis points to 8.3% as a rate to revenue. Other expenses comprised of $3 million related to currency loss on cash held in Canadian dollars. This compares to Other expense of $2 million last year.

In the second quarter, the tax rate was 36.5% compared to last year of 34.7%.

Share buybacks led to a lower share count compared to last year. EPS of $0.23 increased 35% from $0.17 last year.

Turning to the balance sheet, starting with inventory, which can be found on Page 6 of the presentation, we ended the quarter with inventory at cost of $422 million, up 3% from last year. Ending units were down in the mid-single digits offset by a high single digit increase in the average unit cost due to product mix and continued investments in merchandise composition. Like for like, average unit cost is down to last year. The change from our guidance of flat year-over-year inventory was due to an acceleration of receipts to support the upcoming advertising campaign. Strong inventory management remains a top priority. Looking ahead, we expect third quarter ending inventory at cost to be up in the low single digits.

We ended the quarter with $240 million in cash compared to $327 million last year. Lower cash was the result of $227 million in share buybacks last year. In addition, over the past year, we returned $94 million in cash dividends and spent $135 million in cap expenditures. Capital expenditures totaled $36 million in the second quarter and $61 million year-to-date. We now expect cap ex to be on the low end of the range at approximately $160 million for the year.

During the quarter we opened five stores and closed seven. Additionally, there were 13 international license store openings and we ended the quarter with 158 licensed stores across 23 countries. Although we have very few stores that are unprofitable, we continue to pursue opportunities to rationalize of consolidate selling markets. We are on track to close approximately 35 to 40 underperforming stores this year. As a note, we have a good amount of flexibility in our fleet with more than 500 store leases expiring in the next three years and over 180 in the next year alone. Additional store information can be found on pages 9 through 11 in the presentation.

Now looking ahead into the third quarter, based on an anticipated low single digit increase in comparable sales, we expect third quarter EPS of $0.40 to $041. This compares to EPS of $0.35 last year and excludes potential impairment and restructuring charges. We will strive for continued gross margin expansion and SG&A leverage. We will maintain a disciplined approach to managing the business swell with a sharp eye on delivering consistent, profitable growth.

Thank you, and now we’ll take your questions.

Operator: Thank you. At this time, we will be conducting a question and answer session. If you would like to ask a question, please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. Please limit yourself to one question and requeue for any additional questions. One moment please while we poll for questions.

Our first question comes from the line of Simeon Siegel with Nomura Securities. Please proceed with your question.

Simeon Siegel – Nomura Securities International Analyst: Thanks. Good morning guys. So with the general rationalization happening across the department store and specialty channels, can you talk about your opportunity to gain share at the AE brand? Maybe what you think the AE comp trajectory should look like over the next several quarters, any update on the current trends, and then what are you assuming for the back half promotional environment and maybe the gross margin impact there? Thanks.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: It’s definitely and interesting and evolving competitive landscape out there. In terms of what we’re focused on, we’re focused on providing the best customer experience we can in our stores. We’re focused on evolving our omnichannel approach to the customer. We want the customer to be able to interact as easily and as seamlessly with the brand anyway that she’s looking to do that, and so we’re focusing a lot of effort there. I also think the stores that we have and the stores we will evolve over time, but the stores that we have are essential to the customer experience. There is a lot of shift happening in the landscape. We’ll see how that impacts us directly. We’ve seen as competitors close, in those same malls we can pick up one or two points in comp. We’ll see how that happens over time.

We’ve guided for the quarter. We don’t guide beyond that so I don’t really want to share our future expectations there.

Scott Hurd – American Eagle Outfitters, Inc. – Interim Chief Financial Officer: Just to touch on your question around gross margin opportunity, we do expect gross margin expansion here in the third quarter. To Chad’s point, it’s a bit early to speculate on the fourth quarter but we have product cost benefits and our strategic approach to promotions; we do expect gross margin expansion here in the third quarter.

Simeon Siegel – Nomura Securities International Analyst: Great. Thanks a lot guys. Best of luck for the rest of the year.

Scott Hurd – American Eagle Outfitters, Inc. – Interim Chief Financial Officer: Thank you.

Operator: Our next question comes from the line of Brian Tunick with the Royal Bank of Canada. Please proceed with your question.

Kate Simmons – Royal Bank of Canada Analyst: Hi. This is Kate Simmons on for Brian. Thanks for taking our question. I guess we’ve heard some better commentary on denim and maybe some newer silhouette adoption going on in the landscape. Chad, I just wanted to see if you could speak to any of the newer trends happening in your own denim business, any newer silhouette adoption? Also, any progress you’ve made in terms of the top to bottom ratio there.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: I would like to start off just by saying whether it’s men’s or women’s it holds for the whole brand that our bottoms business has never been stronger. We’re thrilled about back to school. In Q2 and back to school and how we’re starting, the customer is definitely responding well to the assortments we have out there.

We have such a democratic offering across the full range of fits that I feel like we’re well prepared for shifts that may happen in terms of silhouette. We’re seeing a lot of excitement around some of the fashion rises in destroy, and I feel like we’re well prepared as that business evolves.

I think in terms of the tops to bottoms ratio, we are seeing positive momentum in the women’s tops business and that helps to balance out the tops to bottoms ratio somewhat. In men’s, we have the men’s bottom business had a very strong Q2 and similar to women’s has never been better, and with men’s tops lagging a little bit slower in the turnaround there, that tops to bottoms ratio is still favoring the bottoms business. That really is our key strength so we will do whatever we can to get the tops businesses moving in a positive direction in both men’s and women’s, but I don’t see our bottoms business slowing down at all and as we can continue to grow and expand both the customer base and the business in bottoms I’m not sure if the tops to bottoms ratio will change meaningfully towards tops in the future, and I’m not sure that that’s necessarily something that needs to happen for our business to continue to expand.

Kate Simmons – Royal Bank of Canada Analyst: Great. Best of luck for back to school.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Thanks.

Operator: Our next question comes from the line of Janet Kloppenburg with JJK Research. Please proceed with your question.

Janet Kloppenburg – JJK Research Analyst: Good morning everyone and congrats on a good quarter. Just a couple of questions. Scott, if you could talk about the marketing investment in the back half. I know a new campaign is launching and I’m wondering if you’ll still be able to get SG&A leverage on a low single-digit comp. Chad, if you could talk about two things; first of all, if you’re expecting progress in the men’s business. I know you’ve introduced a lot of Flex fabrics in the tops area and I’m wondering what you’re expecting there from that innovation, and just overall the traffic trends that you’re seeing in the business and if we think perhaps the new marketing campaign could help reverse those trends. Thanks.

Scott Hurd – American Eagle Outfitters, Inc. – Interim Chief Financial Officer: Hi Janet. Thank you for your comments. As it relates to the marketing investment, here for Q3 we do expect to have some leverage in our SG&A rate. Our approach has been pretty consistent here. It’s really taken a disciplined approach to how we deploy our SG&A dollars, challenging the ROIs and making sure we prioritize the highest. We do have a pretty dynamic expense base but a lot of flexibility so we plan to have a consistent leverage.

Janet Kloppenburg – JJK Research Analyst: Thanks Scott. Hi Chad.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Hi Janet. So, men’s, just to put it I think in context or into perspective, the men’s business was down slightly but the bottoms business, as I said on the last question is the best bottoms business we’ve had in men’s. So we are definitely seeing great progress and continued strength in men’s bottom. In tops, we are starting to see the turn in men’s tops has taken a little longer than I would have hoped but we are definitely seeing seeds of progress with some of the innovation that we have delivered. We are seeing some really strong businesses in the men’s tops categories and I hope as we continue to go forward that that will grow as a penetration into men’s tops and we will see positive momentum in men’s.

So, I do think we’re making progress there and the innovation is helping and the customer is seeing better value from what we’re delivering there.

In terms of traffic, mall traffic for apparel does continue to be challenging. We continue to see that we’re leveraging the traffic – our traffic is better than the mall traffic for apparel and then we’re able to leverage clearly the traffic that we’re getting. I think our stores provide a great experience for the customer and I think we do benefit, or I know we benefit from the size of our fleet in terms of the complete digital business. Our multichannel customers are the strongest customers that we have and the stores provide great experience and great customer service for them.

The campaign, we want to launch this campaign to build on the strength we’re seeing in the business. I think it’s going to make the brand even stronger and we continue to be focused on our core customer but I do think the new brand platform will bring new customers to the business and even broaden the appeal of the brand beyond its current customer base.

Janet Kloppenburg – JJK Research Analyst: Thanks so much. Good luck.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Thanks.

Operator: Our next question comes from the line of Anna Andreeva with Oppenheimer. Please proceed with your question.

Anna Andreeva – Oppenheimer & Co Analyst: Thanks so much. Good morning guys.

Scott Hurd – American Eagle Outfitters, Inc. – Interim Chief Financial Officer: Good morning Anna.

Anna Andreeva – Oppenheimer & Co Analyst: A question on gross margins for the quarter. Nice beat versus expectations. Sorry if I missed this but were markdowns down as part of that increase? Do you still see opportunity for lower markdowns for the year? And remind us how are you thinking about AUC cushion into the back half and into next year? Secondly, just a question on comp metrics. AUR up low singles, I think slowed a bit sequentially. How should we expect this metric in the back half? Thanks.

Scott Hurd – American Eagle Outfitters, Inc. – Interim Chief Financial Officer: You had a big pile there so I’ll take the ones that I got and then you can remind me which ones I missed.

So, as it relates to markdowns in the quarter, for the second quarter markdowns had no impact on gross margin. They were even year-over-year.

As it relates to the average unit cost, I think you had a question there on average unit cost, the thing I’d point you to on a like-for-like basis, our average unit costs are down. In terms of the rise that you’re seeing, as we’ve talked about, our average unit retails are being driven by the investment in our products, so the innovation is driving those average unit retails.

Then I think you had a question on back half AUR, I’m just not sure I followed completely what you were asking.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Anna, this is Chad. In terms of AURs, we do continue to see an opportunity for AUR growth throughout the back half and into the future. As we continue to provide innovation and better quality and better fashion to our customer, both our male and female customers are seeing greater value in what we’re giving and that’s allowing us to raise the AURs. Also, part of it, it’s driven by mix and the strength of our bottoms business.

We haven’t seen a material slowdown in AUR growth and believe we continue to have opportunity as we move forward.

Anna Andreeva – Oppenheimer & Co Analyst: Okay. That’s helpful. Chad, should we expect AUC to still be down into ’17? Thanks again, guys.

Michael Rempell – American Eagle Outfitters, Inc. – Chief Operating Officer: Hi Anna. It’s Michael Rempell. I can’t really speak to ’17 yet but what I will tell you is we expect for the back half of the year we’re looking at about 100 to 150 basis points of markup improvement and I certainly expect, looking at what we’re seeing now, that we’ll see that into Q1 of next year.

Anna Andreeva – Oppenheimer & Co Analyst: Okay. Thanks so much. Best of luck.

Michael Rempell – American Eagle Outfitters, Inc. – Chief Operating Officer: Okay. Take care.

Operator: Our next question comes from the line of John Morris with BMO Capital Markets. Please proceed with your question.

John Morris – BMO Capital Markets Analyst: Thanks. My congratulations to the team on a really strong performance here.

Scott Hurd – American Eagle Outfitters, Inc. – Interim Chief Financial Officer: Thanks John.

John Morris – BMO Capital Markets Analyst: We talked to Chad quite a bit. I wanted to ask Jen a little bit more about the texture of her business and maybe comment a little bit about where you saw strength, particularly an eye towards market share or opportunity as you look ahead, even a year from now perhaps within the swim category. I’m wondering if you’re seeing any either kind of near-term pressures as a result of competitors exiting or the market share opportunity, were you able to pick that up on a go-forward basis, get that take. Thanks.

Jennifer Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Sure. Thanks, John. Starting with the business, we were definitely onto the bralettes trend fairly early and that was a huge build for us in the business going into the second half and we continue to build on that category, but I wanted to note it wasn’t just about bralettes. Every category is trending for us right now which is really exciting, and I think we’ve really hit on the trends but in a way that means something to the Aerie girl.

That said, as we think about market share, we’re not going to stop. I mean we have a ton of opportunity in this brand. I mentioned we’re going to launch the sport and yoga line. I actually believe that that trend is not going away. I think it is just part of our lifestyle, so that’s going to be our next launch. Then swim, I always make a joke about swim for our girl because we have a younger customer. For her, that business is almost like buying a new prom dress every year or buying a new dress. She has to purchase that new swimsuit to go away every year and she does. We’re going to really expand on that category. We love the swim business. Our girl really responded. I don’t think we saw the downtick like some of our competitors did last year. So, as I mentioned, margins were up for Aerie and while we did have to liquidate a little swim on the back half it was highly profitable and it was our most profitable season, so we’re really excited about that business.

John Morris – BMO Capital Markets Analyst: Great. Good luck guys for back to school.

Jennifer Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Thank you.

Operator: Our next question comes from the line of Richard Jaffe with Stifel. Please proceed with your question.

Richard Jaffe – Stifel, Nicolaus & Co., Inc. – Analyst: Thanks very much and well done. A follow-on on Aerie, given the rapid expansion of freestanding stores, want to know how the math balancing out for the shop in American Eagle stores and the freestanding stores, if you’re able to expand the shop-in-shops and if economically it’s better to do that than to continue to roll out stores, or vice versa? So if you could talk about the math there. Then also, from an accounting standpoint, if you could just comment does the Aerie comp include the Aerie product in American Eagle stores, or does that number go to the American Eagle stores, that sales increase? Thank you.

Scott Hurd – American Eagle Outfitters, Inc. – Interim Chief Financial Officer: The easy part is the comp. The comp for the merchandise sold in an American Eagle store is in the American Eagle comp.

Jennifer Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Yes, and we’re definitely growing the side-by-sides. We’ll have 90 by the end of 2017, which is a nice growth. We love that operating model. It’s great for the Aerie business and I always say it opens up new doors and new customers for us. So, the AE girl naturally moves over to Aerie and learns about our business and loves what she’s seeing. So, side-by-side is definitely part of our strategy.

Thinking about the standalone business, we’re going to be highly strategic on where we open up new stores. We have a game plan in place. We have density models that we’re looking at to make sure that we don’t overdo it, but we have very pointed strategies on the stores that we’re going to open.

What we see is there’s a nice leverage on the direct business where we have locations, so as a reminder, we’re only in 11 states right now. We’re only in 11 states so we have lots of expansion opportunity, but the growth in direct, which has been dynamic, we’ve had a huge direct growth and it’s been explosive, as I mentioned. We see 60% of the growth in direct coming from those 11 states. So that’s what I really think the opportunity is for Aerie.

Richard Jaffe – Stifel, Nicolaus & Co., Inc. – Analyst: Thank you.

Operator: Our next question comes from the line of Adrienne Yih with Wolfe Research. Please proceed with your question.

Adrienne Yih – Wolfe Research Analyst: Good morning. Let me add my congratulations. The early back to school flows look great, so congrats.

Scott Hurd – American Eagle Outfitters, Inc. – Interim Chief Financial Officer: Thanks.

Jennifer Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Thank you.

Adrienne Yih – Wolfe Research Analyst: Chad, question for you and then Jen, a question for you. Chad, can you talk about the inventory environment and the promotional environment exiting the second quarter? So really July and then into early August. It would seem that everybody is intent on cleaning up and then the fact that your markdowns were kind of flattish year-over-year suggests for me that perhaps it is. Secondarily for Jen, when is the sport yoga launch? Then, as you build that brand awareness outside of those 11 states, what kind of marketing are you doing, and when you do your marketing studies what is the brand awareness that you see that you’re over maybe say last year? Thank you very much.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Hi. In terms of promotion, we continue to be strategic in trying to contain the promotions. The landscape, however, continues to be incredibly promotional and so we feel like we need to compete on the (inaudible) with something to engage the customer. We are finding that the promotions we’re running – clearly as you see in the results, the promotions we’re running are contained but have also been effective at helping to drive the metrics that we needed to drive.

Scott Hurd – American Eagle Outfitters, Inc. – Interim Chief Financial Officer: In terms of the financial aspect of the inventory composition, we are cleaner than last year, and again, the markdowns were in line with last year from a profit standpoint.

Jennifer Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: As for Aerie, the yoga launch is coming your way in a couple of weeks. We’re really excited about it. We think the product is great. As I mentioned, we really took our time in listening to what the customer wanted and we have an expansive offering so we’re excited about that.

As far as brand awareness and market share, I can’t say enough about this Aerie Real campaign. It’s resonated with our girl. That’s all I have to say. The girl loves this campaign, and we’re not going to stop. We think this campaign has a long life to it and it’s actually not even a campaign anymore; it happens to be our brand DNA. What’s interesting about that is when something like this resonates with our customer, it also resonates with our team and just the animation that our team feels around this Aerie Real campaign, it just really brings it to life. So, we’re all behind this campaign and we know that it’s bringing brand awareness. Our file is definitely up. We’re getting new customers every day and we’re excited. We know that she’s pleased, with all the information we’re getting from them and what she’s saying to us, so we’re not going to stop.

Adrienne Yih – Wolfe Research Analyst: Fantastic. Best of luck.

Jennifer Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Thanks.

Scott Hurd – American Eagle Outfitters, Inc. – Interim Chief Financial Officer: Thank you.

Operator: Our next question comes from the line of Neely Tamminga with Piper Jaffray. Please proceed with your question.

Kayla Wesser – Piper Jaffray Analyst: Good morning. This is Kayla Wesser on for Neely. Just wondering, we’ve heard a lot about this denim strength. Just wondering, based on past experiences, how long can a churn like this go on? Then also, how should we expect the timing of flows to move this year versus last year? Any thoughts of pulsing more new items or floor sets throughout the fall holiday season versus last year? Thanks.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Sure. Our denim business is pretty special. Our denim business was growing when everyone was saying denim was dead and now denim is not dead and our denim business continues to grow. We have such a loyal customer base for our jeans and we continue to attract new customers to the brand for the denim. The team does a lot of work around fit innovation, fabric innovation, wash innovation. There’s a lot of – we’re constantly testing, so I feel confident that we’re going to be able to continue to grow the denim business for the foreseeable future. As I said, the team does an amazing job and the customer is very loyal to that product. I don’t see that business slowing down. I think that continues to be a key strength for the brand.

In terms of the floor sets, based on what seems to be the increasingly competitive landscape, in the fourth quarter we are going to make some changes to how deliver product to stores this fall. I don’t want to lay out for everybody what those changes are going to be but we have reworked some of the product flow strategies both through the digital channel as well as the stores channel to try to keep the customer engaged and to try to maximize margins through the fall season.

Kayla Wesser – Piper Jaffray – Analyst: Great. Thanks. Best of luck out there.

Scott Hurd – American Eagle Outfitters, Inc. – Interim Chief Financial Officer: Thank you.

Operator: Our next question is from Matthew Boss of JP Morgan. Please proceed with your question.

Christina Brathwaite – JPMorgan Securities LLC – Analyst: Hi, it’s Christina Brathwaite on for Matt. Thanks for taking our question. Just looking at the full-year store guidance, it looks like you’ve cut back on some of the stores that were planning to be closed of both American Eagle and Aerie. Can you just walk through the decision there? What’s driving the change? Then more broadly, how are you feeling about the health of your real estate portfolio given the plans for additional store closures of the department stores? Is there an opportunity for those to potentially inflect positively into fiscal ’17?

Scott Hurd – American Eagle Outfitters, Inc. – Interim Chief Financial Officer: Let’s start with the real estate. The portfolio, we have a wonderfully profitable fleet. Very few stores are unprofitable. When I think about closures, I think we ground on the fact that we closed about 150 stores over the last three years and we have eliminated the bottom operating profit rung of our portfolio. Our stores really for us have a few jobs as we evaluate them. Number one, they need to be market accretive. Number two, they need to be able to meet our hurdle rate in terms of four-wall operating profit and they need to service the customer from an omni perspective. So, as we look forward to the 500 store leases that will come up over the next three years, 180 of which in the next year, we’ll run them through those metrics. We have been at a consistent closure of stores that won’t meet those hurdles that I discussed and we’ll continue to be in that same vein.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Also Scott, to add, we’re seeing opportunity for high profile locations for American Eagle and Aerie.

Christina Brathwaite – JPMorgan Securities LLC – Analyst: Great. Thank you.

Scott Hurd – American Eagle Outfitters, Inc. – Interim Chief Financial Officer: You’re welcome.

Operator: Our next question comes from the line of Michael Binetti with UBS. Please proceed with your question.

Michael Binetti – UBS Securities LLC – Analyst: Hey guys, good morning. Thanks for all the detail here today. It’s very helpful. If I could zero in on the comp guidance for a minute for low single digits in third quarter, could you just speak to August trends and then I think the transactions in the second quarter were down mid single digits, which is similar to what we’ve heard in most places in the mall but that was down from where you were in the first quarter and I think comparisons last year are pretty similar as we look quarter to quarter, down low singles. What kind of traffic do you have to see based on the AUR plans you have in third quarter, really into the back half of this year? How are you thinking about traffic?

Scott Hurd – American Eagle Outfitters, Inc. – Interim Chief Financial Officer: You know, we’re not expecting any difference in traffic trends as we move forward. In terms of how things are tracking here within the quarter, not going to specifically talk about where we are in the quarter. We’re going to stick to our low single digit top line growth.

Michael Binetti – UBS Securities LLC – Analyst: Okay. If I could ask for just a little color on Aerie for the model. I think you commented that the basket was higher. If you wouldn’t mind giving us some color on whether that was UPT or ticket. Then the compare slowed a little bit. I guess we have tougher comparisons coming up here. How should we think about how you guys are thinking about what kind of run rate Aerie should be at as we look into the back half of the year given pretty volatile difference in the comparison.

Jennifer Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: We were up against some pretty tough comparisons in Q1 and Q2 as well, so we hurdled that. We will continue to drive the business. All of our metrics are up actually, so not just the basket, our AUR. The nice thing in Aerie is our traffic happens to be up so we’re outpacing mall traffic and that has certainly helped the business.

Scott Hurd – American Eagle Outfitters, Inc. – Interim Chief Financial Officer: Then again with Aerie only competing right now in 11 states and continue to expand. We have a lot of growth opportunity for Aerie on top line and all the operating metrics, as Jen mentioned.

Michael Binetti – UBS Securities LLC – Analyst: Thanks a lot. Bye.

Operator: Our next question comes from the line of Oliver Chen with Cowen and Company. Please proceed with your question.

Courtney Wilson – Cowen & Co. Analyst: Hi guys. It’s Courtney Wilson on for Oliver today. Thanks for taking our question. I was hoping you could just talk a little bit more about your international plans. Maybe over the next year or so, how you’re balancing that between the AE brand and Aerie and company-owned and franchise, especially as you look to Europe and Mexico, etc. Thanks very much.

Scott Hurd – American Eagle Outfitters, Inc. – Interim Chief Financial Officer: We have a greatly profitable international business, to your point built on the licensed business. We’ve got three stores in the UK. We had planned on three more stores this year. We’ve elected to hold on those stores given the uncertain environment in the UK. We have so much opportunity in our highly profitable Mexico business, our continuing to improve Asia business, and we also look to distort more towards our licensed partners as well. So we have growth across both American Eagle and Aerie, both in the licensed business and wholly-owned, so we will continue to drive that.

We have opportunities in Spain and other areas of Europe that we’re beginning to explore, and again, we do have a continued focus on building on the highly profitable licensed business that we’re running.

Courtney Wilson – Cowen & Co. Analyst: Thanks so much. Best of luck.

Scott Hurd – American Eagle Outfitters, Inc. – Interim Chief Financial Officer: Thank you.

Operator: Our next question comes from the line of Tiffany Kanaga with Deutsche Bank. Please proceed with your question.

Tiffany Kanaga – Deutsche Bank Securities, Inc. – Analyst: Hi. Thanks so much for taking my question. Would you discuss digital sales growth trends in the quarter, if you can quantify a comp number there and your goals for where you think online penetration of sales could ultimately go?

Michael Rempell – American Eagle Outfitters, Inc. – Chief Operating Officer: Sure. As Chad and Jen mentioned, we’re really pleased with the e-commerce business in the second quarter. What we saw was we saw the comp continue to grow so we saw comp grow from Q4 to Q1 and then accelerate into Q2. It’s really – it’s a combination of things. It’s building on the brand and product strength that we have with Aerie and American Eagle, as well as some great new capabilities that our digital teams delivered. So, Jay mentioned we had a 30% lift in our mobile conversion. Our mobile app continues to be very strong with almost 100% comp in the quarter, and we’re continuing to grow both our international e-commerce business as well as expand our flexible fulfillment capabilities, which, in addition to driving e-commerce sales, are allowing us to more efficiently use our inventory to gain some of the higher AURs and maintain margin metrics.

As far as the comp, the comp was a high double digit comp, very strong comp there, and it’s roughly 20% of the business today. It obviously continues to grow as a percent of the business and we’ll see how high is high. We’re not necessarily focused on the e-commerce sales; we’re focused on profitable sales for the Company in total.

Tiffany Kanaga – Deutsche Bank Securities, Inc. – Analyst: Thanks so much.

Michael Rempell – American Eagle Outfitters, Inc. – Chief Operating Officer: Sure.

Operator: Our next question comes from the line of Betty Chen with Mizuho Securities. Please proceed with your question.

Betty Chen – Mizuho Securities – Analyst: Thank you. Good morning. Congrats on the nice progress in the second quarter. Very good results. I was curious about margins. Again, gross margin was up nicely with merchandise margins up strong. Where are we now relative to historical levels and whether that’s even applicable given the product innovation that’s available in the stores? Also as Aerie continues to ramp up, can you remind us, I believe Aerie was now comparable in terms of margin with AE, and last quarter at least, where are we in the second quarter and where do we think Aerie margins can go? Thanks.

Scott Hurd – American Eagle Outfitters, Inc. – Interim Chief Financial Officer: Let me spend a few minutes on that. So in terms of gross margin in comparison to historical, I mean, we’re getting right up there with historical levels, historical highs and in terms of is it applicable, I think what’s happening is we’ve got to refine D&A and executing better to our traditional roots so we certainly have more opportunity in gross margin. For Aerie, Aerie is about on par with American Eagle. As their productivity continues to increase and with their growth and their ability to deploy some more effective sourcing opportunities within their product line, we should see continued expansion in their gross margin and over the long term we hope them to be accretive to the total.

Operator: Thank you. Our next question comes from the line of Susan Anderson with FBR. Please proceed with your question.

Susan Anderson – FBR Capital Markets & Co. – Analyst: Hi. Good morning. Congrats on a really nice quarter. I just wanted to kind of drill down a little bit on fashion and it sounds like you guys are seeing the silhouette change happening now. I think some others have said the same thing. Maybe just if you could give your thoughts around how fast could this happen, could it be significant driver to sales over the next couple of years? Or is this something that just kind of makes its way out there slowly and not as much of an impact? Then also maybe if you could touch on anything else beyond denim, which sounds to be pretty strong so far for back-to-school, in terms of strong trends out there.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Yes, you know I would say – first let me start with the second question in terms of denim. It’s really – definitely talking about denim I think it’s important to recognize that it’s our entire bottoms business that is really strong. So we’ve leveraged our strength and our customer’s loyalty in jeans and taken that across shorts and pants and see really strong business across that whole section of the business.

In terms of new fashion trends, the business is constantly evolving. I think we find the most important thing for us is to provide the best outfitting and trend rate product for the customer. We are finding strength – we’re seeing strength both in more oversized tops as well as more shrunken tops. I think we’re seeing kind of potentially some shift there, not as dramatic as I think some other people I’ve talked to. But the way we run the business and the way we’re constantly testing for what’s the future as well our “Don’t Ask Why Capsule” which gives us kind of a glimpse into where our customer is headed, I think we’ll be prepared as we start to see changes there. Whether it means meaningful – back to the business. I think that it’s always great when things start to shift. Whenever she feels like she needs to update her closet, it’s always an opportunity. It just means that we need to be positioned – we need to time it right with the customer and have the right inventory behind it and that’s what we’ll work on season after season.

Susan Anderson – FBR Capital Markets & Co. – Analyst: Great. That’s helpful. If I could just throw one more in there on the omnichannel part of the business. Obviously you guys have been ahead of the game as you mentioned and have been benefiting from it. Maybe if you could talk about how long can this benefit continue and then also how do you continue to stay ahead of the game as a lot of your competitors are looking to put some omnichannel strategies similar to yours. Thanks.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: I’ll let Michael talk to some of the technologies around it but I think for us, I think it’s not just a matter of does it continue for a few quarters or a year or whatever it is, this is the way the customer behaves, this is the way the customer is shopping going forward and as a customer focused company, we want to make sure we’re always leading there and making it as easy as possible for her to participate in the brand. We’ve talked about our profitable store fleet as well as the flexibility we have in that store fleet, but the stores as Jen mentioned, and for the AE brand as well, the stores are a terrific opportunity for us to take advantage of omnichannel technologies and omnichannel experience. The customer can participate with the brand in a physical way that is not possible with single channel brands. We really believe that the future is mobile, the future is digital, the future is stores, and we’re going to be prepared and do everything we can to be at the forefront of that to make the customer’s experience as easy as possible.

Michael Rempell – American Eagle Outfitters, Inc. – Chief Operating Officer: I don’t really have any specific comments about technology other than to say it’s our job to make sure we stay ahead of the game. Through the last few years here we’ve built a terrific team. We have a good pipeline of new capabilities that we plan on deploying over the next couple of years, so I feel very confident that we’re going to stay ahead of the competition.

Operator: Thank you. Our next question comes from the line of Dana Telsey with Telsey Advisory Group. Please proceed with your question.

Dana Telsey – Telsey Advisory Group – Analyst: Good morning and nice to see the continuation. As you think about the Aerie business and the AE business, is the performance difference between in-store Aerie and its own Aerie box, how do you see that performance productivity metrics in merchandising assortment differ? Given the initiatives in marketing, how do you see the marketing’s then evolving over the back half of the year? Thank you.

Scott Hurd – American Eagle Outfitters, Inc. – Interim Chief Financial Officer: In terms of Aerie productivity, being side-by-side stores are our most productive in terms of operating profit. There’s not a significant difference in terms of our operating profit across the stores in terms of how we run them. It really comes down to square footage and how we staff those stores and the rent tied to them. I’ll let Jen talk about the merchandising differences.

Jennifer Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Yes. I mean the side-by-sides, they’re smaller. So what we do when we position the merchandise strategy by format is, we make sure that the customer has the same experience in all formats. So we go after the key items of the season and we make sure those are represented in every format; albeit it’s a smaller format, she still gets the same experience.

Scott Hurd – American Eagle Outfitters, Inc. – Interim Chief Financial Officer: Just to circle off on your question around advertising, we do expect advertising to be up, however a reminder we do expect to be able to leverage our expense base, and advertising investments have really been two-fold here for the back half; continued investment in our digital marketing which has driven large traffic increases to our websites. By the way, about 100% of our customers shop on their mobile devices before they shop the store; still unquantifiable but we still do believe that we’re driving customers into the store with that marketing as well. Then the marketing campaign that we’ve talked about. But again expense leverage expected.

Judy Meehan – American Eagle Outfitters Inc. – VP, IR: Michelle, we have time for one more question.

Operator: Okay and our final question comes from the line of Paul Lejuez with Citi Group. Please proceed with your question.

Jennifer Davis – Citi Group – Analyst: Good morning. It’s actually Jennifer on for Paul. I was wondering if you could talk a little bit more about international, the revenue and profitability in China, UK, Mexico and Europe franchise locations. Thanks.

Scott Hurd – American Eagle Outfitters, Inc. – Interim Chief Financial Officer: Okay. Sure. Not going to get into the specifics of revenue by channel but in terms of profitability; Mexico, nicely profitable; Asia improved profitability over last year, in line with our expectations and targets for their growth; and UK, small business, three stores, not yet profitable, wait and see approach there.

Jennifer Davis – Citi Group – Analyst: How about franchise?

Scott Hurd – American Eagle Outfitters, Inc. – Interim Chief Financial Officer: Franchise is wonderfully profitable and will continue to grow.

Jennifer Davis – Citi Group – Analyst: Okay, thanks.

Judy Meehan – American Eagle Outfitters Inc. – VP, IR: That concludes our call today. Jennifer, is that it?

Jennifer Davis – Citi Group – Analyst: Yes.

Judy Meehan – American Eagle Outfitters Inc. – VP, IR: Okay. That concludes our call. Thanks for joining us everybody. Have a great day and appreciate your interest in American Eagle Outfitters. Thank you. Bye bye.

Operator: This concludes today’s conference. Thank you for your participation and you may now disconnect your lines at this time and have a wonderful day.